Exhibit 99.1

NEWS RELEASE CONTACT Edy Francis Co-Chief Executive Officer / Chief Financial Officer 713-621-3882

ISRAMCO, INC. STOCKHOLDERS VOTE TO APPROVE MERGER

HOUSTON, TX — October 22, 2019 — Isramco, Inc. (NASDAQ CM: ISRL) (“Isramco” or the “Company”), announced today that at its special meeting of stockholders held earlier today, the Company’s stockholders voted, among other things, in favor of the proposal to adopt the merger (the “Merger”) contemplated by the previously announced Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 20, 2019, by and among the Company, Naphtha Israel Petroleum Corporation Ltd. (“Naphtha”), Naphtha Holding Ltd. (“NHL”), I.O.C. – Israel Oil Company, LTD. (“IOC”) and Naphtha US Oil, Inc. (“Merger Sub” and, together with Naphtha, NHL and IOC, the “Naphtha Group”), providing for the merger of Merger Sub with and into the Company, with the Company surviving the merger as an indirect wholly owned subsidiary of Naphtha. If the proposed merger is completed, the holders of shares of Isramco common stock will receive US $121.40 per share in cash, other than (i) the shares owned by NHL or IOC, (ii) the shares held by Isramco as treasury stock and (iii) the shares in respect of which appraisal rights have been properly and validly exercised under Delaware law.

Approximately 96.63% of the shares outstanding were voted in favor of the proposal to adopt the Merger Agreement. Specifically, approximately 87.56% of the shares of common stock outstanding held by unaffiliated stockholders voted in favor of the proposal to adopt the Merger Agreement, satisfying the “majority of the minority” voting requirement set forth in the Merger Agreement.

The parties currently expect to request that the NASDAQ Capital Market (“NASDAQ”) cease trading of shares of Isramco common stock at 8:00 p.m. Eastern Time on October 24, 2019, and expect to complete the merger on October 25, 2019, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement. If completed, the proposed merger would result in the Company becoming a privately held company and its common stock would be de-listed on NASDAQ.

About Naphtha

Naphtha is an Israeli public company, whose shares are listed for trading on the Tel-Aviv Stock Exchange (TLV:NFTA). Naphtha engages primarily, through its subsidiaries, in exploration, development and production of oil & gas: offshore Israel and onshore U.S. Naphtha also is engaged in the field of commercial real-estate and hotel management, in Israel and in Europe.

About Isramco

Isramco, Inc. is an independent oil and natural gas company engaged in the exploration, development and production of oil and natural gas properties located onshore in the United States and ownership of various royalty interests in oil and gas concessions located offshore Israel. The Company also operates a well service company that provides well maintenance, workover services, well completion and recompletion services and production services company that provides a full range of onshore production services U.S. oil and gas producers and a transportation company providing transport of liquefied petroleum products.

Forward-looking Statements

This communication contains certain forward-looking statements that involve a number of risks and uncertainties. This communication contains forward-looking statements related to Isramco, the Naphtha Group and the proposed acquisition of Isramco by the Naphtha Group and their respective affiliates. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. All statements other than statements of historical fact, including statements containing the words “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning, or the negative of these terms, are statements that could be deemed forward-looking statements. Risks, uncertainties and other factors include, but are not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ii) the inability to complete the proposed merger due to the failure to satisfy conditions to completion of the proposed merger; (iii) the failure of the proposed merger to close for any other reason; (iv) risks related to disruption of management’s attention from Isramco’s ongoing business operations due to the transaction; (v) the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against Isramco and others relating to the merger agreement; (vi) the risk that the pendency of the proposed merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the pendency of the proposed merger; (vii) the effect of the announcement of the proposed merger on Isramco’s relationships with its customers, operating results and business generally; and (viii) the amount of the costs, fees, expenses and charges related to the proposed merger. Consider these factors carefully in evaluating the forward-looking statements. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in Isramco’s Annual Report on Form 10–K for the fiscal year ended December 31, 2018, filed with the SEC on March 18, 2019, and amended on April 30, 2019, under the heading “Item 1A. Risk Factors,” and in subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The forward-looking statements represent Isramco’s views as of the date on which such statements were made and Isramco undertakes no obligation to publicly update such forward-looking statements.

FOR FURTHER INFORMATION:

Isramco, Inc.

Attn: Co-Chief Executive Officer / Chief Financial Officer

1001 West Loop South, Suite 750, Houston, Texas 77027

www.isramcousa.com or (713) 621-3882